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                                                                    EXHIBIT 21.1


                              List of Subsidiaries
                              --------------------

The subsidiaries of the Registrant are as follows:

     Caribbean Cigar Company (Cayman) Limited                 Organized in the Cayman Islands
     Precision Mold, Inc.                                     Organized in the United States
     Caribbean AWC Corporation                                Organized in the United States

Each company does business in the name listed above.